Exhibit 2.1

Execution Version

AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

KANDI TECHNOLOGIES GROUP, INC.

a Delaware corporation

KANDI TECHNOLOGIES MERGER CORP.,

a British Virgin Islands corporation

and

kandi technologies group, inc.

a Delaware corporation

dated as of April 11, 2024

Amendment to AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Amendment to Agreement And Plan Of Merger AND REORGANIZATION, dated as of April 11, 2024 (this “Amendment”), is made and entered into by and among Kandi Technologies Group, Inc., a Delaware corporation (“Acquiror”), Kandi Technologies Group, Inc., a British Virgin Islands corporation and a wholly-owned subsidiary of Acquiror (the “Company”), and Kandi Technologies Merger Corp., a Delaware corporation and an indirect wholly owned subsidiary of Acquiror (“Merger Sub”, collectively with Acquiror and the Company, the “Parties”). Capitalized terms used but not otherwise defined shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) was entered into by the Parties hereto on August 31, 2022;

WHEREAS, pursuant to Section 7.3 of the Merger Agreement, any provision of the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

WHEREAS, the undersigned Acquiror, the Company and the Merger Sub desire to amend the Merger Agreement as set forth herein to, among other things, clarify the provisions of the Merger Agreement relating to the filing obligations of Certificate of Merger to the Secretary of State of State of Delaware.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT

1. Definitions. The term “Agreement” as used in the Merger Agreement shall at all times refer to the Merger Agreement as modified by this Amendment. Unless otherwise modified or supplemented by the terms of this Amendment, all terms and conditions of the Merger Agreement shall continue in full force and effect.

2. Amendment. Section 1.2 of the Merger Agreement is hereby amended in its entirety as follows:

“1.2 Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 7.1, Merger Sub and Kandi shall cause the Certificate of Merger (the “Articles of Merger”) meeting the requirements of Section 251(c) of the DGCL to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the DGCL in connection with the Merger. The Merger shall become effective at the time designated in the Articles of Merger as the effective time of the Merger (the “Effective Time”).”

3. Miscellaneous.

(a) Except as expressly amended and modified by this Amendment, the Merger Agreement shall continue to be and remain in full force and effect in accordance with its terms and is in all respects ratified and confirmed hereby. This Amendment shall not constitute a waiver of any provision of the Merger Agreement not expressly waived herein and shall not be construed as a waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein.

(b) The provisions contained in Sections 7.3 (Amendment), 7.4 (Waiver), 8.2 (Entre agreement), 8.3 (Governing Law) 8.4 (Counterparts), 8.5 (Headings) and 8.6 (Severability) of the Merger Agreement are incorporated by reference in this Amendment mutatis mutandis.

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In Witness Whereof the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

Kandi Technologies Group Inc. a Delaware corporation:

By:	/s/ Dong Xueqin
	Name:	Dong Xueqin
	Title:	Chief Executive Officer

Kandi Technologies Group Inc. (BVI) a British Virgin Islands company:

By:	/s/ Chen Ming
	Name:	Chen Ming
	Title:	Sole Director

Kandi Technologies Merger Corp.
a Delaware corporation

By:	/s/ Hu Xiaoming
	Name:	Hu Xiaoming
	Title:	Sole Director